Exhibit 4.2

SCHEDULE 3(j)
to Securities Purchase Agreement

Anti-takeover Provisions

The board of directors of the Company is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof.

SCHEDULE 3(k)
to Securities Purchase Agreement

SEC Documents; Financial Statements.

The Company filed a Form 8-K on November 27, 2009, which was due on November 25, 2009.

SCHEDULE 3(l)
to Securities Purchase Agreement

Absence of Certain Changes

1.
The Company has declared in 2010 and prior years and is in arrears in the payment of dividends prescribed by the Certificate Of Designations, Powers, Preferences And Rights of the Series B Cumulative Convertible Preferred Stock in the amount of approximately $4,800,000.

2.
The Company plans to accrue for additional dividends for the three months ended September 30, 2010 on the last day of the period in the amount of approximately $760,000. This is in addition to the amount in (1).

3.	The Company intends to enter a sales agreement for the sale of its membership interests in Front Range Energy LLC.

SCHEDULE 3(m)
to Securities Purchase Agreement

No Undisclosed Events, Liabilities, Developments or Circumstances

1.
The Company intends to enter a sales agreement for the sale of its membership interests in Front Range Energy LLC for an amount substantially less the Company’s current recorded book value, resulting in a significant loss on the sale.

2.	The Company intends to discharge the indebtedness owed to Lyles United, LLC and Lyles Mechanical Co.

3.	The Company intends to discharge the indebtedness owed to Campbell-Sevey, Inc.

4.	The Company intends to purchase membership interests in New PE Holdco, LLC.

SCHEDULE 3(n)
to Securities Purchase Agreement

Conduct of Business;  Regulatory Permits

1.
The Company is in arrears in the payment of dividends prescribed by the Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock in the amount of approximately $4,800,000 as of June 30, 2010.

2.
The Company received a letter from The NASDAQ Stock Market on September 15, 2009, indicating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing.  The Company subsequently regained compliance by notification of the NASDAQ Stock Market on January 26, 2010.

3.
The Company received a letter from The NASDAQ Stock Market on June 30, 2010, indicating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing.  The Company has been provided an initial period of 180 calendar days, or until December 27, 2010, in which to regain compliance.

SCHEDULE 3(q)
to Securities Purchase Agreement

Transactions with Affiliates

1.	The Company’s Chairman and Chief Executive Officer provided funds totaling $2,000,000 on March 31, 2009, for general cash and operating purposes, in exchange for two unsecured promissory notes.

2.	The Company has issued shares of its Series B Preferred Stock to certain related parties.

SCHEDULE 3(r)
to Securities Purchase Agreement

Equity Capitalization

1.	The holders of the Company’s Series B Cumulative Convertible Preferred Stock have preemptive rights.

2.	The Company has outstanding 6,519,228 warrants and 80,000 options exercisable into the Company’s common stock.

3.	See Schedule 3(s) for documents evidencing Indebtedness.

4.	Certificate Of Designations, Powers, Preferences And Rights of the Series B Cumulative Convertible Preferred Stock provides for weighted-average anti-dilution protection.

5.	The Registration Rights Agreement dated as of March 27, 2008 by and between Pacific Ethanol, Inc. and Lyles United, LLC.

6.
The holders of certain Warrants issued in May 2008 are entitled to certain purchase rights if at any time the Company grants, issued or sells any rights to purchase stock, warrants, securities or other property pro rate to the holders of any class of shares of Common Stock.

7.	Financing statements filed with respect to Permitted Liens, including the following:

a.	UCC Financing Statement filed for the benefit of VFI-SPV VII, SL, Corp. with the Secretary of State of Delaware (Initial Filing No. 82081311).

b.	UCC Financing Statement filed for the benefit of VFI-SPV VII, SL, Corp. with the Secretary of State of Delaware (Initial Filing No. 83358627).

c.	UCC Financing Statement filed for the benefit of Wachovia Capital Finance Corproation (Western) with the Secretary of State of Oregon (Initial Filing No. 8038326).

d.	UCC Financing Statement filed for the benefit of Agricredit Acceptance LLC with the Secretary of State of California (Initial Filing No. 20087174034983).

SCHEDULE 3(s)
to Securities Purchase Agreement

Indebtedness and Other Contracts

1.
Loan and Security Agreement between Kinergy Marketing LLC as Borrower and Wachovia Capital Finance Corporation (Western), as amended. The Loan and Security Agreement is a revolving credit facility whereunder the Company’s borrowing capacity is capped at $12,500,000.

2.
Master Lease Agreement dated June 9, 2008 between the Company, Varilease Finance, Inc., and VFI-SPV SL VII, Corp, as amended (the “Lease”).  The Company’s initial obligation under the Lease was $1,709,543.  The parties to the Lease have finalized the negotiation of an amendment to the Lease which will allocate a portion of that obligation to the subsidiaries of New PE Holdco, LLC, leaving the Company with an obligation of $736,281.

On November 19, 2008, the Company received notice from the lessors under the Lease, stating that the lessors deemed the Company to be in default because of a material adverse change in the Company’s financial condition.  The Company disputed the alleged default, and continued from that time to this to make all payments on a timely basis.  The Company expects the alleged condition of default to be formally retracted or waived in connection with the pending amendment of the Lease.

3.	Settlement Agreement dated as of August 6, 2009, between the Company and Campbell-Sevey, Inc., as amended. The Company’s liability under the Settlement Agreement is approximately $1,500,000.

4.	Promissory Note in the principal amount of $1,000,000 dated March 29, 2009 in favor of Neil M. Koehler, as amended.

5.	Promissory Note in the principal amount of $1,000,000 dated March 29, 2009 in favor of William L. Jones, as amended.

6.	Agricredit Acceptance LLC Lease Agreement between Pacific Ag. Products LLC and Kirby Manufacturing, Inc. dated September 17, 2008. The Company’s liability under the Lease is approximately $160,000.

7.	Promissory Note dated November 7, 2008, in favor of Lyles United, LLC with a current outstanding balance of $14,800,212.

8.	Promissory Note dated October 21, 2008, in favor of Lyles Mechanical Co. with a current outstanding balance of $1,820,577.

SCHEDULE 3(t)
to Securities Purchase Agreement

Absence of Litigation

1.
The Company’s subsidiary, Pacific Ethanol California, Inc., and its directors William L. Jones, Neil M. Koehler and Ryan W. Turner, are parties to the action captioned Barry J. Spiegel v. Barry Siegel, et al, filed in the Circuit Court of the 17th Judicial Circuit, Broward County, Florida, Case No. 05-18512.

2.	The Company is a defendant in the action captioned The Shaw Group, Inc. v. Pacific Ethanol, et al, filed in the Superior Court of California in Imperial County, Case No. ECU04396.

SCHEDULE 3(z)
to Securities Purchase Agreement

Subsidiary Rights

Under the terms of the instruments securing the Promissory Note dated November 7, 2008, in favor of Lyles United, LLC, the proceeds from the sale of the Company’s interest in Front Range Energy, LLC are required to be distributed to Lyles United, LLC until such Note is discharged.

SCHEDULE 3(bb)
to Securities Purchase Agreement

Internal Accounting and Disclosure Controls

On December 3, 2008, the Company’s Independent Registered Accountants issued a letter to the Company’s Audit Committee of the Board of Directors and Management, which identified the following significant deficiency in the Company’s internal control over financial reporting:

The process by which management communicated its interpretation of FAS 144 and the resulting impairment with its auditors should have been more timely, allowing for more time to address differing interpretations of the guidance and its application. The complexity of the guidance and possible interpretation should have been taken into account in providing the Company’s analysis sooner for review and discussion with its auditors.

SCHEDULE 3(cc)
to Securities Purchase Agreement

Off Balance Sheet Arrangements

1.	Master Lease Agreement dated June 9, 2008 between the Company, Varilease Finance, Inc., and VFI-SPV SL VII, Corp, as amended.

2.	Agricredit Acceptance LLC Lease Agreement between Pacific Ag. Products LLC and Kirby Manufacturing, Inc. dated September 17, 2008.

SCHEDULE 3(rr)
to Securities Purchase Agreement

Ranking of Notes

1.	Loan and Security Agreement between Kinergy Marketing LLC as Borrower and Wachovia Capital Finance Corporation (Western), as amended.

2.
Master Lease Agreement dated June 9, 2008 between the Company, Varilease Finance, Inc., and VFI-SPV SL VII, Corp, as amended.  On November 19, 2008, the Company received notice from the lessors, stating that the lessors deemed the Company to be in default because of material adverse change in the Company’s financial condition.  The Company disputed the alleged default, and has continued to make all payments on a timely basis.  The Company expects the alleged condition of default to be formally retracted or waived in connection with a pending amendment of the facility.

3.	Agricredit Acceptance LLC Lease Agreement between Pacific Ag. Products LLC and Kirby Manufacturing, Inc. dated September 17, 2008.

SCHEDULE 4(d)
to Securities Purchase Agreement

Payment of Indebtedness

1.	The Company intends to prepay up to $1,000,000 of the amount owed to William L. Jones under the Promissory Note dated March 29, 2009.

2.	The Company may prepay up to $1,500,000 of the amount owed to Campbell-Sevey under the Settlement Agreement dated as of August 6, 2009.